EXHIBIT 99.1

AMC Entertainment Inc. Reports Record Revenues and Adjusted EBITDA for First Quarter of Fiscal 2004

KANSAS CITY, Mo. (July 25, 2003)—AMC Entertainment Inc. (AMEX: AEN), one of the world’s leading theatrical exhibition companies, today announced record results for the first quarter of fiscal year 2004, ended July 3, 2003.

Revenues for the quarter were a record $473 million. Revenues increased 3 percent from $462 million in last year’s first quarter.

Net earnings for common shares for the first quarter were $4.0 million (11 cents per diluted share), compared to a net loss for common shares of $10.3 million (28 cents per diluted share) in last year’s first quarter.

Adjusted EBITDA was a first quarter record $69 million, an 11 percent increase over Adjusted EBITDA of $62 million in the same quarter last year.

“We are pleased that the AMC circuit of modern, high-performance theatres was able to capitalize on this year’s film product to produce record results. It is particularly gratifying that AMC’s performance surpassed last year, when film product was especially strong,” said Peter Brown, chairman and chief executive officer. “We continue to successfully execute our strategic plan and build upon the strength of AMC’s powerful brand.”

Highlights of the first quarter included:

Record revenues and Adjusted EBITDA

Adjusted EBITDA margin improvement. Adjusted EBITDA as a percentage of revenues increased by 120 basis points versus last year’s first quarter

Continued positive free cash flow

Continued improvement in credit profile

The successful opening of two new megaplex theatres with 34 screens—Burbank 16 in Burbank, California and Altamonte Mall 18 in Orlando, Florida.

This press release contains non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. As required, the attached financial summary contains a discussion of management’s use of these measures and reconciliations to the most directly comparable GAAP measures. In addition, reconciliations of GAAP and non-GAAP financial measures are available on the Company’s web site, www.amctheatres.com. These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, the financial measures prepared in accordance with GAAP. The financial measures as determined by management may not be comparable to the same financial measures as reported by other companies. As used herein, GAAP refers to generally accepted accounting principles in the United States of America.

Investors will have the opportunity to listen to the earnings conference call and view the supporting slide presentation at 9 a.m. CDT on Friday, July 25, 2003, through the website www.amctheatres.com. Listeners can also access the call by dialing
(877) 307-8182 or (706) 634-8221 for international callers. A replay of the call will be available on the website and by phone through Friday, August 8, 2003. The telephone replay can be accessed by calling (800) 642-1687, or (706) 645-9291 for international callers, and entering the conference ID number 1714166.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 238 theatres with 3,531 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain, Sweden and the United Kingdom. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.

Any forward-looking statements contained in this release, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties.  Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including among others the Company’s ability to enter into various financing programs, the performance of films licensed by the Company, competition, construction delays, the ability to open or close theatres and screens as currently planned, domestic and international political, social and economic conditions, demographic changes, increases in demand for real estate, changes in real estate, zoning and tax laws, unforeseen changes in operating requirements, the Company’s ability to identify suitable acquisition candidates and to successfully integrate acquisitions into its operations and results of significant litigation.

Contact:

Richard J. King, Senior Vice President, Corporate Communications

AMC Entertainment Inc.

(816) 221-4000

(FINANCIAL SUMMARY FOLLOWS)

AMC ENTERTAINMENT INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

	Thirteen Weeks Ended
	July 3, 2003	June 27, 2002

Statement of Operations Data:
Admissions	$322,188	$309,467
Concessions	124,581	126,171
Other theatre	12,474	12,754
NCN and other	13,971	13,234
Total revenues	473,214	461,626
Film exhibition costs	178,461	174,720
Concession costs	15,317	17,058
Theatre operating expense	107,484	108,913
Rent	78,917	73,950
NCN and other	12,321	12,491
General and administrative	12,127	32,290
Preopening expense	1,042	797
Theatre and other closure expense	618	(229)
Depreciation and amortization	28,477	29,432
Gain on disposition of assets	-	(186)
Total costs and expenses	434,764	449,236
Interest expense	18,299	19,467
Investment income	(651)	(1,002)
Total other expense	17,648	18,465
Earnings (loss) before income taxes	20,802	(6,075)
Income tax provision	9,000	(5,200)
Net earnings (loss)	$ 11,802	$ (875)
Preferred dividends	7,791	9,419
Net earnings (loss) for common shares	$ 4,011	$ (10,294)
Net earnings (loss) per share:
Basic	$ .11	$ (.28)
Diluted	$ .11	$ (.28)
Average shares outstanding:
Basic	36,427	36,276
Diluted	36,687	36,276

	Thirteen Weeks Ended
	July 3, 2003	June 27, 2002
Other Financial Data:
Net cash provided by operating activities	$ 43,334	$ 37,645
Net cash used in investing activities	(31,119)	(60,745)
Net cash provided by financing activities	5,304	2,192
Adjusted EBITDA (1)	68,880	61,963
After tax cash flow (1)	40,572	39,604
Net capital expenditures (2)	24,159	20,423
Free cash flow (3)	16,413	19,181
Other Data:
Screen additions	34	18
Screen acquisitions	-	641
Screen dispositions	14	-
Average screens	3,503	3,526
Attendance (in thousands)	50,134	52,831
Number of screens operated (period end)	3,544	3,558
Number of theatres operated (period end)	240	251
Screens per theatre circuit wide	14.8	14.2

	July 3, 2003	April 3, 2003
Balance Sheet Data:
Cash and equivalents	$ 261,481	$ 244,412
Corporate borrowings	668,752	668,661
Capital and financing lease obligations	61,858	59,101
Net debt (4)	469,129	483,350
Stockholders' equity	309,375	291,904
Total shares (5)	77,527	76,481

  (1)We have included Adjusted EBITDA and After tax cash flow because we believe they provide investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.  In addition, we use Adjusted EBITDA for incentive compensation purposes.  Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization as adjusted for stock-based and special compensation expense (related primarily to forgiveness of loans to executive officers in 2002) included in general and administrative, preopening expense, theatre and other closure expense, disposition of assets and investment income.

  (2)We have included Net capital expenditures because we believe it provides investors with additional information concerning our net cash requirements for property, excluding acquisitions.

(3)Represents After tax cash flow less Net capital expenditures.  We have included Free cash flow because we believe it provides investors with additional information concerning the resources available for strategic opportunities including, among others, to invest in the business, make acquisitions and strengthen the balance sheet.

(4)Represents corporate borrowings and capital and financing lease obligations less cash and equivalents.  We have included Net debt because we believe it provides investors with additional information to estimate our value and evaluate our leverage.

(5)Represents outstanding shares of Common Stock and Class B Stock and incremental shares issuable under stock options, using the treasury stock method, stock awards and upon the conversion of Series A Convertible Preferred Stock to Common Stock.

The following tables provide reconciliations of certain of our non-GAAP financial measures to their most directly comparable GAAP measures.

	Thirteen Weeks Ended
	July 3, 2003	June 27, 2002
Adjusted EBITDA Reconciliation (In thousands)
Net earnings (loss)	$ 11,802	$ (875)
Interest expense	18,299	19,467
Income tax provision	9,000	(5,200)
Depreciation and amortization	28,477	29,432
Investment income	(651)	(1,002)
Stock-based and special compensation expense	293	19,759
Theatre and other closure expense	618	(229)
Gain on disposition of assets	-	(186)
Preopening expense	1,042	797
Adjusted EBITDA	$ 68,880	$ 61,963

	Thirteen Weeks Ended
	July 3, 2003	June 27, 2002
After Tax Cash Flow and Free Cash Flow Reconciliation (In thousands)
Net cash provided by operating activities	$ 43,334	$ 37,645
Gain on disposition of assets	-	186
Changes in working capital items and other	(3,472)	(3,427)
Deferred taxes	710	5,200
After tax cash flow	$ 40,572	$ 39,604
Less net capital expenditures	24,159	20,423
Free cash flow	$ 16,413	$ 19,181

	Thirteen Weeks Ended
	July 3, 2003	June 27, 2002
Net Capital Expenditures Reconciliation (In thousands)
Net cash used in investing activities	$(31,119)	$(60,745)
Acquisition of GC Companies, Inc., net of cash acquired and proceeds from sale of venture capital investments	-	42,355
Purchase of leased furniture, fixtures and equipment	-	2,858
Proceeds from disposition of long-term assets	(503)	(1,101)
Other, net	7,463	(3,790)
Net capital expenditures	$(24,159)	$(20,423)